NUVEEN OPEN-END FUNDS LISTED ON APPENDIX A

RENEWAL OF MANAGEMENT AGREEMENTS

Agreement made as of this 24th day of July 2017, by and between the entities listed on Appendix A (the “Funds”), and Nuveen Fund Advisors, LLC, a Delaware limited liability company (the “Adviser”), to be effective August 1, 2017.

WITNESSETH THAT:

WHEREAS, the parties hereto are the contracting parties under each certain Investment Management Agreement (the “Agreements”) pursuant to which the Adviser furnishes investment management and other services to each Fund ; and

WHEREAS, each Agreement terminates August 1, 2017 unless continued in the manner required by the Investment Company Act of 1940; and

WHEREAS, the Board of Directors/Trustees, at meetings held May 23-25, 2017, each Agreement, have approved each Agreement and its continuance until August 1, 2018 in the manner required by the Investment Company Act of 1940.

NOW THEREFORE, in consideration of the mutual covenants contained in each Agreement the parties hereto do hereby continue each Agreement in effect until August 1, 2018 and ratify and confirm the Agreements in all respects.

On behalf of the Nuveen Open-End Funds Listed on Appendix A

		By:	/s/ Kevin J. McCarthy
Vice President

Attest:	/s/ Virginia O’Neal

NUVEEN FUND ADVISORS, LLC

		By:	/s/ Gifford R. Zimmerman
Managing Director

Attest:	/s/ Virginia O’Neal

Appendix A

Nuveen Managed Accounts Portfolios Trust

Municipal Total Return Managed Accounts Portfolio

Nuveen Strategy Funds, Inc.

Nuveen Strategy Aggressive Growth Allocation Fund

Nuveen Strategy Balanced Allocation Fund

Nuveen Strategy Conservative Allocation Fund

Nuveen Strategy Growth Allocation Fund